Exhibit 99.1

For Immediate Release	Media Contact: Donna Pullen (803) 765-4558
Analyst Contact: Jim Mabry (843) 529-5593

South State Corporation Reports Third Quarter 2017 Results and

Quarterly Cash Dividend

COLUMBIA, S.C.—October 24, 2017—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and nine-month period ended September 30, 2017.  Highlights for the third quarter of 2017 include the following:

•

Net income was $35.0 million for the third quarter of 2017 compared to $31.8 million for the second quarter of 2017, an increase of $3.2 million, or 10.1%, while adjusted net income (non-GAAP) was $35.7 million in the third quarter of 2017, up $1.1 million, or 3.2% increase, compared to $34.6 million for the second quarter of 2017

o	Earnings per share (EPS) – diluted was $1.19 for the third quarter of 2017 compared to $1.08 for the second quarter of 2017, a 10.2% increase; and
o	Adjusted net income per share (non-GAAP) – diluted was $1.22 for the third quarter of 2017 and $1.18 for the second quarter of 2017, a 3.4% increase

•	Net loan growth for the third quarter of 2017 was $83.9 million, or 4.1% annualized

•	Performance ratios linked quarter

o	Return on average assets totaled 1.25% compared to 1.15%
o	Adjusted return on average assets (non-GAAP) was 1.28% compared to 1.25%
o	Return on average tangible equity (non-GAAP) improved to 14.93% compared to 14.16%
o	Adjusted return on average tangible equity (non-GAAP) decreased to 15.21% from 15.34%
o	Efficiency ratio was 59.5% down from 62.8%, due to lower operating and merger costs
o	Adjusted efficiency ratio (non-GAAP) was 58.4% down from 59.7% (excluding merger-related and conversion expenses and securities gains, net)

•	Balance sheet and equity linked quarter

o	Cash and cash equivalents declined by $28.0 million as total loan growth outpaced deposit growth
o	Investment securities portfolio decreased by $22.1 million as maturities, calls and sales outpaced purchases during the quarter
o	Noninterest bearing deposits decreased by $129.6 million, and interest bearing deposits increased by $160.0 million
o	Shareholders’ equity increased $27.3 million, with $25.4 million coming from quarterly earnings, net of the quarterly dividend.
o	Total equity to total assets improved to 14.62% from 14.39% at June 30, 2017
o	Tangible equity to tangible assets (Non-GAAP) increased to 9.36% from 9.11%

•	Asset quality linked quarter

o	Nonperforming assets (NPAs) decreased by $891,000, or 2.6%, to $33.5 million
o	NPAs to total assets improved to 0.30% from 0.31% in the second quarter of 2017
o	Net charge offs on non-acquired loans were 0.04% annualized, or $547,000, compared to $756,000, or 0.05% annualized in the second quarter of 2017
o	Net charge offs (recoveries) on acquired non-credit impaired loans were 0.00%, or ($4,000), compared to 0.10%, or $429,000 in the second quarter of 2017
o	Coverage ratio of ALLL on non-acquired non-performing loans strengthened to 322.1% from 297.4%

Quarterly Cash Dividend

The Board of Directors of South State Corporation has declared a quarterly cash dividend on October 18, 2017, of $0.33 per share payable on its common stock.  This per share amount is the same as last quarter, and $0.01 per share, or 3.0% higher than the dividend paid a year ago.  The dividend will be payable on November 17, 2017 to shareholders of record as of November 10, 2017.

Merger with Park Sterling Corporation and $10.0 Billion Impact

During the third quarter of 2017, the Company filed a joint proxy statement and prospectus for special shareholder meetings which are scheduled for October 25, 2017, for both companies.  As announced previously, closing of this merger is expected to occur in the fourth quarter of 2017, with the core system conversion anticipated to be completed in the first quarter of 2018.

South State crossed $10.0 billion in total assets in January of 2017 with the Southeastern Bank Financial Corporation merger.  Beginning in the first quarter of 2018, our FDIC insurance costs will increase as a result of having been over $10.0 billion in total assets for four consecutive quarters.  Including the Park Sterling impact, we currently estimate the added expense to be approximately $500,000 annually.

Effective in July of 2018, the cap on interchange fees under the Durbin amendment will be in place.  Including the Park Sterling impact, we estimate an annual reduction of interchange fees of approximately $17.0 million pre-tax and $11.0 million after-tax, or $0.30 per share.

Also, as a part of crossing $10.0 billion in total assets, we will submit our first Dodd-Frank Act Stress Test (DFAST) in July of 2019.

Third Quarter 2017 Financial Performance

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30
INCOME STATEMENT	2017	2017	2017	2016	2016	2017	2016
Interest income
Loans, including fees (8)	$95,864	$93,600	$91,752	$76,709	$77,344	$281,216	$231,752
Investment securities, federal funds sold and securities purchased under agreements to resell	8,547	9,179	9,234	5,979	5,937	26,960	18,723
Total interest income	104,411	102,779	100,986	82,688	83,281	308,176	250,475
Interest expense
Deposits	2,974	2,661	2,497	1,423	1,412	8,132	4,380
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	1,118	1,087	1,127	665	624	3,332	1,849
Total interest expense	4,092	3,748	3,624	2,088	2,036	11,464	6,229
Net interest income	100,319	99,031	97,362	80,600	81,245	296,712	244,246
Provision for loan losses	2,062	2,313	3,707	622	912	8,082	6,198
Net interest income after provision for loan losses	98,257	96,718	93,655	79,978	80,333	288,630	238,048
Noninterest income	36,040	37,574	36,435	32,831	35,340	110,049	97,499
Pre-tax operating expense	80,023	82,232	83,699	70,400	72,482	245,954	215,834
Branch consolid./acquisition and merger expense	1,551	4,307	21,024	4,841	709	26,882	3,240
Total noninterest expense	81,574	86,539	104,723	75,241	73,191	272,836	219,074
Income before provision for income taxes	52,723	47,753	25,367	37,568	42,482	125,843	116,473
Provision for income taxes	17,677	15,930	7,103	13,391	14,387	40,710	39,368
Net income	$35,046	$31,823	$18,264	$24,177	$28,095	$85,133	$77,105

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$35,046	$31,823	$18,264	$24,177	$28,095	$85,133	$77,105
Securities gains, net of tax	(349)	(73)	—	—	—	(422)	(81)
FDIC LSA early termination, net of tax	—	—	—	—	—	—	2,938
Branch consolid./acquisition and merger expense	1,031	2,870	15,137	3,814	468	19,038	2,146
Adjusted net income (non-GAAP)	$35,728	$34,620	$33,401	$27,991	$28,563	$103,749	$82,108

Basic earnings per common share	$1.20	$1.09	$0.63	$1.01	$1.17	$2.92	$3.21
Diluted earnings per common share	$1.19	$1.08	$0.63	$1.00	$1.16	$2.90	$3.18
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.23	$1.19	$1.16	$1.16	$1.19	$3.58	$3.42
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.22	$1.18	$1.15	$1.15	$1.18	$3.55	$3.40
Dividends per common share	$0.33	$0.33	$0.33	$0.32	$0.31	$0.99	$0.89
Basic weighted-average common shares outstanding	29,114,574	29,094,908	28,891,669	24,035,960	24,016,075	29,023,451	23,988,774
Diluted weighted-average common shares outstanding	29,385,041	29,364,916	29,158,523	24,287,496	24,278,294	29,290,509	24,229,196
Effective tax rate	33.53%	33.36%	28.00%	35.64%	33.87%	32.35%	33.80%

The Company reported consolidated net income of $35.0 million, or $1.19 per diluted common share for the three-months ended September 30, 2017, a $3.2 million increase from the second quarter of 2017.  Interest income was up $1.6 million from the increase in non-acquired loan interest income of $4.7 million during the quarter, which was partially offset by the decline in acquired loan interest income of $2.5 million and investment securities interest income of $451,000, as both of these portfolios declined during the quarter.  Interest expense increased by $344,000 primarily in “certificate and other time deposits” category.  Our funding cost was 24 basis points for the third quarter, an increase of 2 basis points from the second quarter of 2017.  Compared to the third quarter of 2016, our cost of funds increased by 9 basis points which is primarily the result of the addition of Southeastern Bank Financial Corporation’s (“SBFC” or “Southeastern”) balance sheet where the cost of funds was slightly higher than legacy South State’s.  The total provision for loan losses decreased $251,000 compared to the second quarter of 2017.  Valuation allowance (impairment) related to acquired loans was $699,000 higher than second quarter of 2017, provision for loan losses related to acquired non-credit impaired loans was lower by $433,000, and the provision for loan losses on non-acquired loans was $517,000 lower than last quarter primarily related to lower loan growth.  Noninterest income decreased by $1.5 million from mortgage banking income which was down $1.7 million from the second quarter of 2017.  Noninterest expense decreased by $5.0 million, with 56% of the decrease from lower merger and conversion cost.  The remaining decline was across all operating categories, except net occupancy.

Income Tax Expense

During the quarter, our effective income tax rate increased slightly to 33.53% from 33.36% in the second quarter of 2017.  The year-to-date (YTD) effective income tax rate was 32.35%, and is expected to increase as we conclude 2017.  The YTD rate for 2016 was 33.80%.  This decline in 2017 was primarily related to: (1) excess tax benefit associated with vested or exercised stock awards included in determination of the effective tax rate during the year and (2) an increase in tax-exempt income from bank owned life insurance (BOLI) policies, loans and securities.

“South State produced solid results for the period,” said Robert R. Hill, Jr., CEO of South State Corporation.  “This accomplishment reflects the dedication of our team and the economic strength of the markets we serve.  The performance was marked by a high level of asset quality, steady loan growth and sound expense management.  Our mergers with Southeastern and with Park Sterling are on track and both add significant value and great people. We are very well-positioned to continue to build our company in the Southeast.”

Balance Sheet and Capital

	Ending Balance
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
BALANCE SHEET	2017	2017	2017	2016	2016
Assetsk
Cash and cash equivalents	$403,934	$431,890	$663,126	$374,448	$507,517
Investment securities:
Securities held to maturity	3,678	4,166	6,095	6,094	6,851
Securities available for sale, at fair value	1,320,679	1,341,652	1,381,013	999,405	925,374
Other investments	12,439	13,076	13,501	9,482	9,482
Total investment securities	1,336,796	1,358,894	1,400,609	1,014,981	941,707
Loans held for sale	46,321	65,995	46,988	50,572	57,052
Loans:
Acquired credit impaired	578,863	602,481	627,340	602,546	632,617
Acquired non-credit impaired	1,455,555	1,585,981	1,715,642	836,699	885,657
Non-acquired	6,230,327	5,992,393	5,564,307	5,241,041	5,008,113
Less allowance for non-acquired loan losses	(41,541)	(40,149)	(38,449)	(36,960)	(37,319)
Loans, net	8,223,204	8,140,706	7,868,840	6,643,326	6,489,068
Other real estate owned ("OREO")	13,527	14,430	20,007	18,316	22,211
Premises and equipment, net	198,146	201,539	203,505	183,510	179,450
Bank owned life insurance	151,402	150,476	149,562	104,148	103,427
Deferred tax asset	41,664	39,921	43,075	31,123	25,357
Mortgage servicing rights	29,937	29,930	30,063	29,037	23,064
Core deposit and other intangibles	50,472	52,966	55,461	39,848	41,738
Goodwill	597,236	595,817	595,711	338,340	338,340
Other assets	76,471	71,877	73,123	72,943	68,234
Total assets	$11,169,110	$11,154,441	$11,150,070	$8,900,592	$8,797,165

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$2,505,570	$2,635,147	$2,599,111	$2,199,046	$2,176,155
Interest-bearing	6,556,451	6,396,507	6,434,327	5,135,377	5,071,251
Total deposits	9,062,021	9,031,654	9,033,438	7,334,423	7,247,406
Federal funds purchased and securities
sold under agreements to repurchase	291,099	334,018	352,431	313,773	305,268
Other borrowings	83,307	98,147	107,988	55,358	55,306
Other liabilities	99,858	85,137	76,313	62,450	65,053
Total liabilities	9,536,285	9,548,956	9,570,170	7,766,004	7,673,033

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 40,000,000 shares	73,168	73,148	73,077	60,576	60,523
Surplus	1,136,352	1,134,328	1,132,173	711,307	705,124
Retained earnings	427,093	401,706	379,534	370,916	354,490
Accumulated other comprehensive income (loss)	(3,788)	(3,697)	(4,884)	(8,211)	3,995
Total shareholders' equity	1,632,825	1,605,485	1,579,900	1,134,588	1,124,132
Total liabilities and shareholders' equity	$11,169,110	$11,154,441	$11,150,070	$8,900,592	$8,797,165

Common shares issued and outstanding	29,267,369	29,259,264	29,230,734	24,230,392	24,209,122

At September 30, 2017, the Company’s total assets were $11.2 billion, an increase of $2.3 billion from December 31, 2016, and an increase of $2.4 billion from September 30, 2016.  Total assets acquired from Southeastern, including goodwill, totaled $2.1 billion in the first quarter of 2017.  During the third quarter of 2017, cash and cash equivalents and securities both declined compared to June 30, 2017 balances, and loan growth moderated from the strong second quarter as loans increased $83.9 million, excluding the allowance for loan losses, or 4.1% annualized increase.  Investment securities decreased $22.1 million and cash and cash equivalents declined by $28.0 million.  Other real estate owned (“OREO”) declined by $903,000.  The company disposed of 21 properties during the third quarter of 2017, which more than offset the increases from the transfers in to OREO.  Total deposits increased $30.4 million from June 30, 2017.  Fed funds purchased and securities sold under repurchase agreements decreased by $42.9 million during the third quarter to $291.1 million.

The Company’s book value per common share increased to $55.79 per share at September 30, 2017, compared to $46.82 at December 31, 2016, and $46.43 at September 30, 2016.  During the third quarter of 2017, capital increased $27.3 million due to net income of $35.0 million offset by the common stock dividend paid of $9.7 million.  Accumulated other comprehensive income (“AOCI”) decreased $91,000 due primarily to an unrealized loss in the AFS securities portfolio during the quarter of $245,000, net of tax.  Tangible book value (“TBV”) per common share increased by $0.96 per share to $33.66 at September 30, 2017, compared to $32.70 at June 30, 2017, and increased by $2.93 per share, or 9.5%, from $30.73 at September 30, 2016.  The quarterly increase of $0.96 per share in tangible book value primarily the result of (1) earnings per share, excluding amortization of intangibles, of $1.26, offset by the dividend paid to shareholders of $0.33 per share; (2) the issuance of restricted stock and stock related to employee stock purchase plan which increased tangible book value by $0.07 per share; and (3) offset by an increase in goodwill related to Southeastern of $1.4 million, net of tax, or $0.05 per share decline in tangible book value.

“During the third quarter of 2017, tangible book value per share improved by $0.96 to $33.66 per share, reflective of our strong earnings of $35.0 million for the quarter,” said John C. Pollok, COO and CFO.  “In addition, our return on average assets was 1.25% and our efficiency ratio dropped to 59.48%, as we have fully realized the expected cost saves from our merger with Southeastern.”

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
PERFORMANCE RATIOS	2017	2017	2017	2016	2016	2017	2016
Return on average assets (annualized)	1.25%	1.15%	0.68%	1.08%	1.28%	1.03%	1.19%
Adjusted return on average assets (annualized) (non-GAAP) (3)	1.28%	1.25%	1.25%	1.26%	1.30%	1.26%	1.27%
Return on average equity (annualized)	8.57%	7.98%	4.74%	8.50%	10.00%	7.14%	9.41%
Adjusted return on average equity (annualized) (non-GAAP) (3)	8.73%	8.69%	8.67%	9.84%	10.17%	8.70%	10.02%
Return on average tangible common equity (annualized) (non-GAAP) (7)	14.93%	14.16%	8.87%	13.42%	15.86%	12.73%	15.18%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (7)	15.21%	15.34%	15.55%	15.44%	16.11%	15.36%	16.12%
Efficiency ratio (tax equivalent)	59.48%	62.80%	77.51%	65.82%	62.30%	66.54%	63.62%
Adjusted efficiency ratio (Non-GAAP) (9)	58.35%	59.67%	61.95%	61.59%	61.70%	59.98%	61.88%
Dividend payout ratio (2)	27.56%	30.33%	52.82%	32.06%	26.71%	34.01%	27.93%
Book value per common share	$55.79	$54.87	$54.05	$46.82	$46.43
Tangible common equity per common share (non-GAAP) (7)	$33.66	$32.70	$31.77	$31.22	$30.73

CAPITAL RATIOS
Equity-to-assets	14.62%	14.39%	14.17%	12.75%	12.78%
Tangible equity-to-tangible assets (non-GAAP) (7)	9.36%	9.11%	8.85%	8.88%	8.84%
Tier 1 common equity (6)	12.1%	11.9%	11.9%	11.7%	11.5%
Tier 1 leverage (6)	10.3%	10.1%	10.0%	9.9%	9.7%
Tier 1 risk-based capital (6)	12.9%	12.8%	12.8%	12.4%	12.3%
Total risk-based capital (6)	13.5%	13.3%	13.3%	13.0%	12.9%

OTHER DATA
Number of branches	129	129	129	118	119
Number of employees (full-time equivalent basis)	2,255	2,261	2,277	2,055	2,039

Asset Quality

	Ending Balance
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2017	2017	2017	2016	2016
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$12,896	$13,499	$13,035	$14,745	$15,010
Non-acquired OREO and other nonperforming assets	6,330	4,633	5,705	3,998	6,614
Total non-acquired nonperforming assets	19,226	18,132	18,740	18,743	21,624
Acquired
Acquired nonperforming loans	6,401	5,793	4,950	4,834	4,633
Acquired OREO and other nonperforming assets	7,846	10,439	14,992	15,026	16,279
Total acquired nonperforming assets	14,247	16,232	19,942	19,860	20,912
Total nonperforming assets	$33,473	$34,364	$38,682	$38,603	$42,536

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2017	2017	2017	2016	2016	2017	2016
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.67%	0.67%	0.69%	0.71%	0.75%	0.67%	0.75%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	322.12%	297.42%	294.97%	250.66%	248.63%	322.12%	248.63%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.04%	0.05%	0.05%	0.05%	0.03%	0.04%	0.06%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.00%	0.10%	0.08%	0.06%	0.07%	0.06%	0.08%
Total nonperforming assets as a percentage of total assets	0.30%	0.31%	0.35%	0.43%	0.48%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.21%	0.23%	0.23%	0.28%	0.30%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.31%	0.30%	0.34%	0.36%	0.43%
Total nonperforming assets as a percentage of total assets (5)	0.17%	0.16%	0.17%	0.21%	0.25%

During the third quarter of 2017, overall asset quality continued to improve as total nonperforming assets were $33.5 million, representing 0.30% of total assets, which decreased from second quarter of 2017 mainly due to the decline in OREO by $903,000.  Compared to September 30, 2016, NPAs have declined by $9.1 million, or 21.3%.  During the third quarter of 2017, non-acquired NPAs, excluding acquired loans and acquired OREO, rose by $1.1 million to $19.2 million.  This was the result of a $1.7 million increase in non-acquired OREO, partially offset by a $603,000 decrease in non-acquired nonperforming loans for the quarter.

During the third quarter, the Company reported $6.4 million in nonperforming loans related to “acquired non-credit impaired loans.”  This was an increase of $608,000 from the balance at June 30, 2017, which was primarily the result of many small balance loans.  Additionally, acquired nonperforming OREO and other assets owned decreased by $2.6 million from June 30, 2017 and declined by $8.4 million from September 30, 2016.

At September 30, 2017, the allowance for non-acquired loan losses was $41.5 million, or 0.67%, of non-acquired period-end loans and $40.1 million, or 0.67%, at June 30, 2017 and down from 0.71% at December 31, 2016.  The current allowance for loan losses provides 3.22 times coverage of period-end non-acquired nonperforming loans, up from 2.97 times at June 30, 2017, and 2.49 times at September 30, 2016.  Net charge-offs within the non-acquired portfolio were $547,000, or 0.04% annualized, in the third quarter of 2017 compared to $756,000 for the second quarter of 2017, or 0.05% annualized.  Third quarter 2016 net charge-offs totaled $394,000, or 0.03% annualized.  The net charge-offs currently being experienced are primarily from overdraft and ready reserve accounts within the loan portfolio.  During the third quarter of 2017, the provision for non-acquired loan losses totaled $1.9 million compared to $2.5 million in the second quarter of 2017, and $775,000 million in the third quarter of 2016.  The decrease in the non-acquired provision for loan losses in the third quarter of 2017 compared to the second quarter of 2017 resulted primarily from lower non-acquired loan growth during the quarter.

Net charge offs (recoveries) related to “acquired non-credit impaired loans” were ($4,000) or 0.00% annualized, and the Company recorded a provision for loan losses, accordingly, during the third quarter of 2017.  These net charge-offs (recoveries) decreased from $429,000, or 0.10% annualized, in the second quarter of 2017, and from $160,000, or 0.07% annualized in the third quarter of 2016.

The Company recorded net impairment within certain acquired credit impaired loan pools during the third quarter of 2017.  The net impact, which increased the valuation allowance, totaled $127,000 compared to a reduction of $572,000 during the second quarter of 2017.

Total OREO decreased to $13.5 million at September 30, 2017, down from $14.4 million at June 30, 2017.  This decrease was the result of the disposition of 21 properties of both acquired and non-acquired OREO, partially offset by the transfers in of OREO during the quarter.  Overall, OREO and troubled loan related expense were flat compared to the second quarter of 2017 at $1.8 million.

Net Interest Income and Margin

	September 30, 2017			June 30, 2017			September 30, 2016
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$169,511	$581	1.36%	$266,672	$762	1.15%	$354,007	$666	0.75%
Investment securities (taxable)	1,169,451	6,646	2.25%	1,206,992	7,020	2.33%	842,128	4,309	2.04%
Investment securities (tax-exempt)	186,108	1,320	2.81%	188,496	1,397	2.97%	122,323	962	3.13%
Loans held for sale	52,609	503	3.79%	48,171	460	3.83%	41,246	350	3.38%
Loans	8,227,544	95,361	4.60%	8,040,180	93,140	4.65%	6,463,485	76,994	4.74%
Total interest-earning assets	9,805,223	104,411	4.22%	9,750,511	102,779	4.23%	7,823,189	83,281	4.24%
Noninterest-earning assets	1,306,130			1,321,170			931,204
Total Assets	$11,111,353			$11,071,681			$8,754,393

Interest-Bearing Liabilities:
Transaction and money market accounts	$3,940,519	$1,070	0.11%	$3,951,515	$1,021	0.10%	$3,327,790	$682	0.08%
Savings deposits	1,373,301	522	0.15%	1,379,719	526	0.15%	786,904	121	0.06%
Certificates and other time deposits	1,058,812	1,382	0.52%	1,050,225	1,114	0.43%	942,532	608	0.26%
Federal funds purchased and repurchase agreements	307,730	276	0.36%	329,256	240	0.29%	318,124	137	0.17%
Other borrowings	92,951	842	3.59%	106,413	847	3.19%	55,275	487	3.51%
Total interest-bearing liabilities	6,773,313	4,092	0.24%	6,817,128	3,748	0.22%	5,430,625	2,035	0.15%
Noninterest-bearing liabilities	2,715,089			2,655,961			2,206,461
Shareholders' equity	1,622,951			1,598,592			1,117,307
Total Non-IBL and shareholders' equity	4,338,040			4,254,553			3,323,768
Total liabilities and shareholders' equity	$11,111,353			$11,071,681			$8,754,393
Net interest income and margin (NON-TAX EQUIV.)		$100,319	4.06%		$99,031	4.07%		$81,246	4.13%
Net interest margin (TAX EQUIVALENT)			4.11%			4.13%			4.18%

Overall Cost of Funds (including demand deposits)			0.17%			0.16%			0.11%

Non-taxable equivalent net interest income was $100.3 million for the third quarter of 2017, a $1.3 million increase from the second quarter of 2017, resulting from the following:

1.

Average balance of non-acquired loans increased by approximately $347.3 million and resulted in non-acquired loan interest income of $60.1 million, a $4.7 million increase.  The yield on total non-acquired loans was 3.89% up from 3.85% in the second quarter of 2017.  Acquired loan interest income declined by $2.5 million from the second quarter of 2017, to $35.3 million.  The yield on acquired loans for the third quarter was 6.65% down from 6.69% in the second quarter, and the average balance declined by $160.0 million.  The modest decline in the acquired loan yield of 4 basis points from the second quarter of 2017, was primarily the result of the payoffs of acquired credit impaired loans during the quarter.  Any future decline in the acquired loan yield will be primarily dependent upon the level of loan pay downs and pay-offs each quarter within the acquired loan portfolio.  The third quarter of 2017 total loan yield was 4.60% down from 4.74% in the third quarter of 2016 and from 4.65% in the second quarter of 2017; and

2.

Interest expense increased by $344,000 from the second quarter of 2017.  This increase was within most categories of funding, except other borrowings and savings deposits.  Total cost of funds on interest-bearing liabilities was 24 basis points, an increase of 2 basis points from the second quarter of 2017 and up 9 basis points from the third quarter of 2016.  Interest expense was up $2.1 million in the third quarter of 2017 over the third quarter of 2016, due primarily to the merger with SBFC in January of 2017, which added approximately $1.3 billion in average interest-bearing liabilities.  Rates also increased within each category of interest-bearing liabilities as competition for deposits is increasing within our markets.

Tax-equivalent net interest margin decreased 2 basis points from the second quarter of 2017 and declined by 7 basis points from the third quarter of 2016.  The Company’s average yield on interest-earning assets declined by 1 basis point mainly due to the 4 basis point decrease in yield on acquired loans and a 9 basis point decrease in the yield on investment securities, while the average rate on interest-bearing liabilities increased by 2 basis points in the third quarter of 2017 and increased by 9 basis points mainly due to the addition of higher yielding deposits from the merger with SBFC.  During the third quarter of 2017, the Company’s average total assets remained at $11.1 billion at September 30, 2017 and June 30, 2017, and up from $8.8 billion at September 30, 2016.  Average earning assets totaled $9.8 billion up $54.7 million compared to the second quarter of 2017, and up $2.0 billion compared to the third quarter of 2016.  Average interest-bearing liabilities totaled $6.8 billion for both the second and third quarter of 2017 up from $5.4 billion at the end of the third quarter of 2016.  Average non-interest bearing demand deposits increased by $48.8 million during the third quarter of 2017, and by $478.9 million from September 30, 2016, due primarily to the merger with SBFC.  Including the impact of noninterest bearing deposits, the Company’s cost of funds was 17 basis points for the third quarter of 2017 compared to 16 basis points in the second quarter of 2017, and compared to 11 basis points in the third quarter of 2016.

Noninterest Income and Expense

	Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(Dollars in thousands)	2017	2017	2017	2016	2016	2017	2016
Noninterest income:
Fees on deposit accounts	$22,448	$22,155	$21,719	$20,457	$20,776	$66,322	$62,439
Mortgage banking income	3,446	5,195	5,569	4,443	6,286	14,210	16,104
Trust and investment services income	6,310	6,452	5,941	5,191	4,877	18,703	14,573
Securities gains, net	525	110	—	—	—	635	122
Amortization of FDIC indemnification asset	—	—	—	—	—	—	(5,901)
Recoveries of fully charged off acquired loans	1,944	2,171	1,532	1,335	2,207	5,647	5,130
Other	1,367	1,491	1,674	1,405	1,194	4,532	5,032
Total noninterest income	$36,040	$37,574	$36,435	$32,831	$35,340	$110,049	$97,499

Noninterest expense:
Salaries and employee benefits	$47,245	$47,580	$48,886	$40,722	$41,972	$143,711	$123,941
Net occupancy expense	6,214	6,048	6,388	5,348	5,464	18,650	16,364
Information services expense	6,003	6,413	6,360	5,196	5,237	18,776	15,353
Furniture and equipment expense	3,751	3,877	3,794	3,246	3,234	11,422	9,157
Bankcard expense	2,748	2,886	2,770	2,864	2,940	8,404	8,859
OREO expense and loan related	1,753	1,753	2,142	1,574	2,085	5,648	4,733
Business development and staff related	1,728	1,958	2,070	1,609	1,698	5,756	5,439
Amortization of intangibles	2,494	2,495	2,507	1,890	1,891	7,496	5,687
Professional fees	1,265	1,599	1,773	2,039	1,758	4,637	4,663
Supplies, printing and postage expense	1,491	1,570	1,654	1,369	1,345	4,715	4,910
FDIC assessment and other regulatory charges	918	989	1,122	734	1,001	3,029	3,162
Advertising and marketing	852	989	559	799	790	2,400	2,293
Other operating expenses	3,561	4,075	3,674	3,010	3,067	11,310	11,273
Merger & branch consolidation expense	1,551	4,307	21,024	4,841	709	26,882	3,240
Total noninterest expense	$81,574	$86,539	$104,723	$75,241	$73,191	$272,836	$219,074

Noninterest income totaled $36.0 million during the third quarter of 2017 down $1.5 million from the second quarter of 2017.  The decrease was the result of the following:

•	Lower recoveries on acquired credit impaired loans of $227,000;
•	Higher fees on deposit accounts of $293,000 from higher service charges on deposit accounts from NSF fees, however, partially offset by lower debit card income;
•	Lower income on trust and investment services of $142,000 from lower trust asset management fees;
•

Lower mortgage banking income of $1.7 million from a decline in the mortgage pipeline and mortgage production resulting in lower secondary mortgage income totaling $1.0 million; and a $694,000 decrease in income related to mortgage servicing rights, net of the hedge, related to interest rate compression between mortgage rates and treasury yields.

Compared to the third quarter of 2016, noninterest income grew by $700,000 due to the following:

1.	$1.4 million improvement in trust and investment services income due to an increase in business with the SBFC merger,
2.	$1.7 million increase in fees on deposit accounts primarily from bankcard services income with more customers from the merger of SBFC,
3.	Increase in cash surrender value of BOLI totaling $314,000, primarily from the addition of BOLI through the SBFC merger,
4.	Securities gains, net totaling $525,000 for the quarter, offset by
5.	$263,000 decrease from recoveries on acquired loans, and
6.	$2.8 million decline in mortgage banking income due to lower income from the secondary market of $2.8 million related to the change in fair value of loans held for sale and the mortgage pipeline.

Noninterest expense was $81.6 million in the third quarter of 2017, a decrease of $5.0 million from $86.5 million in the second quarter of 2017.  Approximately half of the decrease was from lower merger and conversion related cost of $2.8 million and the other half was from lower expenses in every category, except net occupancy cost.  During the third quarter of 2017, the merger and conversion related cost totaled $1.6 million vs. compared to $4.3 million in the second quarter of 2017.

Compared to the third quarter of 2016, noninterest expense was $8.4 million higher.  The increase was primarily due to six categories of expense:  (1) merger-related and conversion cost increased $842,000 related to the mergers with Southeastern and Park Sterling, (2) salaries and benefits increased $5.3 million due to the additional employees from Southeastern and related benefits and incentives, (3) information services increased $766,000 due primarily to the branches added from Southeastern merger, (4) net occupancy and furniture and equipment expense increased by $750,000 and $517,000, respectively, due to the addition of branches added from the Southeastern merger, and (5) amortization of intangibles increased $603,000, from additional core deposit intangible from the Southeastern merger.  These increases were partially offset by a decrease in OREO and other troubled asset expense of $332,000.

South State Corporation will hold a conference call today, October 24, 2017 at 10 a.m. Eastern Time, during which management will review earnings and performance trends. Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10112652.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning October 24th by 2:00 p.m. Eastern Time until 9:00 a.m. on November 7th, 2017.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10112652.

***************

South State Corporation is the largest bank holding company headquartered in South Carolina.  Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 25 South Carolina counties, 15 Georgia counties and 4 North Carolina counties for over 80 years.  The bank also operates Minis & Co., Inc. and South State Advisory, both registered investment advisors.  South State Corporation has assets of approximately $11.2 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the

company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sept. 30,	June 30,	Mar.31,	Dec.31,	Sept. 30,	Sept. 30,	Sept. 30,
RECONCILIATION OF GAAP TO Non-GAAP	2017	2017	2017	2016	2016	2017	2016
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$35,046	$31,823	$18,264	$24,177	$28,095	$85,133	$77,105
Securities gains, net of tax	(349)	(73)	—	—	—	(422)	(81)
FDIC LSA early termination, net of tax	—	—	—	—	—	—	2,938
Merger and branch consolidation/acq. expense, net of tax	1,031	2,870	15,137	3,814	468	19,038	2,146
Adjusted net income (non-GAAP)	$35,728	$34,620	$33,401	$27,991	$28,563	$103,749	$82,108

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$1.20	$1.09	$0.63	$1.01	$1.17	$2.92	$3.21
Effect to adjust for securities gains	(0.01)	—	—	—	—	(0.01)	(0.01)
Effect to adjust for FDIC LSA early termination	—	—	—	—	—	—	0.12
Effect to adjust for merger & branch consol./acq expenses	0.04	0.10	0.53	0.15	0.02	0.67	0.10
Adjusted net income per common share - Basic (non-GAAP)	$1.23	$1.19	$1.16	$1.16	$1.19	$3.58	$3.42

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	$1.19	$1.08	$0.63	$1.00	$1.16	$2.90	$3.18
Effect to adjust for securities gains	(0.01)	—	—	—	—	(0.01)	—
Effect to adjust for FDIC LSA early termination	—	—	—	—	—	—	0.12
Effect to adjust for merger & branch consol./acq expenses	0.04	0.10	0.52	0.15	0.02	0.66	0.10
Adjusted net income per common share - Diluted (non-GAAP)	$1.22	$1.18	$1.15	$1.15	$1.18	$3.55	$3.40

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	1.25%	1.15%	0.68%	1.08%	1.28%	1.03%	1.19%
Effect to adjust for securities gains	(0.01)%	—	—	—	—	(0.01)%	—
Effect to adjust for FDIC LSA early termination	—	—	—	—	—	—	0.05%
Effect to adjust for merger & branch consol./acq expenses	0.04%	0.10%	0.57%	0.18%	0.02%	0.24%	0.03%
Adjusted return on average assets (non-GAAP)	1.28%	1.25%	1.25%	1.26%	1.30%	1.26%	1.27%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	8.57%	7.98%	4.74%	8.50%	10.00%	7.14%	9.41%
Effect to adjust for securities gains	(0.09)%	(0.02)%	—	—	—	(0.04)%	(0.01)%
Effect to adjust for FDIC LSA early termination	—	—	—	—	—	—	0.36%
Effect to adjust for merger & branch consol./acq expenses	0.25%	0.73%	3.93%	1.34%	0.17%	1.60%	0.26%
Adjusted return on average equity (non-GAAP)	8.73%	8.69%	8.67%	9.84%	10.17%	8.70%	10.02%

Adjusted Return on Average Common Tangible Equity (3) (7)
Return on average common equity (GAAP)	8.57%	7.98%	4.74%	8.50%	10.00%	7.14%	9.41%
Effect to adjust for securities gains	(0.09)%	(0.02)%	—	—	—	(0.04)%	(0.01)%
Effect to adjust for FDIC LSA early termination	—	—	—	—	—	—	0.36%
Effect to adjust for merger & branch consol./acq expenses	0.25%	0.72%	3.93%	1.34%	0.17%	1.60%	0.26%
Effect to adjust for intangible assets	6.48%	6.66%	6.88%	5.60%	5.94%	6.66%	6.10%
Adjusted return on average common tangible equity (non-GAAP)	15.21%	15.34%	15.55%	15.44%	16.11%	15.36%	16.12%
Return on average common equity (GAAP)
Tangible Book Value Per Common Share (7)
Book value per common share (GAAP)	$55.79	$54.87	$54.05	$46.82	$46.43
Effect to adjust for intangible assets	(22.13)	(22.17)	(22.28)	(15.60)	(15.70)
Tangible book value per common share (non-GAAP)	$33.66	$32.70	$31.77	$31.22	$30.73

Tangible Equity-to-Tangible Assets (7)
Equity-to-assets (GAAP)	14.62%	14.39%	14.17%	12.75%	12.78%
Effect to adjust for intangible assets	(5.26)%	(5.28)%	(5.32)%	(3.87)%	(3.94)%
Tangible equity-to-tangible assets (non-GAAP)	9.36%	9.11%	8.85%	8.88%	8.84%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, other-than-temporary-impairment (OTTI), and merger and branch consolidation related expense.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.  Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branch consolidation related expense of  $1.6 million, $4.3 million, $21.0 million, $4.8 million, $709,000, and $1.6 million, for the quarters ended September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016, and September, 30, 2016, respectively; (b) securities gains, net of $525,000 and $110,000 for the quarter ended September 30, 2017 and June 30, 2017, and  (c) FDIC Loss Share Agreement (LSA) Early Termination of $4.4 million for the nine month period ended September 30, 2016.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	September 30, 2017 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of $2.2 million; $3.3 million; $4.2 million; $943,000; and $1.1 million, respectively during the five quarters above.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost divided by net interest income and noninterest income excluding securities gains (losses), OTTI and FDIC early termination of the loss share agreement, which occurred in the second quarter of 2016 and included in the YTD ratio.

Cautionary Statement Regarding Forward Looking Statements

Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. South State Corporation (“South State”) and Park Sterling Corporation (“Park Sterling”) caution readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between South State and Park Sterling; the outcome of any legal proceedings that may be instituted against South State or Park Sterling; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where South State and Park Sterling do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; South State’s ability to complete the acquisition and integration of Park Sterling successfully; credit risk associated with commercial real estate, commercial business and construction lending; interest risk involving the effect of a change in interest rates on both of South State’s and Park Sterling’s earnings and the market value of the portfolio equity; liquidity risk affecting each bank’s ability to meet its obligations when they come due; price risk focusing on changes in market factors that may affect the value of traded instruments; transaction risk arising from problems with service or product delivery; compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; strategic risk resulting from adverse business decisions or improper implementation of business decisions; reputation risk that adversely affects earnings or capital arising from negative public opinion; cybersecurity risk related to the dependence of South State and Park Sterling on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches, which subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; economic downturn risk resulting from changes in the credit markets, greater than expected noninterest expenses, excessive loan losses and other factors and the implementation of federal spending cuts currently scheduled to go into effect; and other factors that may affect future results of South State and Park Sterling. Additional factors that could cause results to differ materially from those described above can be found in South State’s Annual Report on Form 10-K for the year ended December 31, 2016, and in its subsequent Quarterly Report on Form 10-Q, including for the quarters ended June 30, 2017 and March 31, 2017, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of South State’s website, http://www.southstatebank.com, under the heading “SEC Filings” and in other documents South State files with the SEC, and in Park Sterling’s Annual Report on Form 10-K for the year ended December 31, 2016, and in its subsequent Quarterly Report on Form 10-Q, including for the quarters ended June 30, 2017 and March 31, 2017, which is on file with the SEC and available on the “Investor Relations” page linked to Park Sterling’s website, http://www.parksterlingbank.com, under the heading “Regulatory Filings” and in other documents Park Sterling files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither South State nor Park Sterling assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed transaction between South State and Park Sterling, South State have filed with the SEC a Registration Statement on Form S-4 that has included a Joint Proxy Statement of South State and Park Sterling and a Prospectus of South State, as well as other relevant documents concerning the proposed transaction. The proposed transaction involving South State and Park Sterling has been submitted to Park Sterling’s shareholders and South State’s shareholders for their consideration. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Shareholders of South State and shareholders of Park Sterling are urged to read the registration statement and the joint proxy statement/prospectus regarding the transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

Shareholders can obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about South State and Park Sterling, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to South State Corporation, 520 Gervais Street, Columbia, South Carolina 29201, Attention: John C. Pollok, Senior Executive Vice President, CFO and COO, (800) 277-2175 or to Park Sterling Corporation, 1043 E. Morehead Street, Suite 201, Charlotte, North Carolina 28204, Attention: Donald K. Truslow, (704) 323-4292.

PARTICIPANTS IN THE SOLICITATION

South State, Park Sterling and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding South State’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 6, 2017, and certain of its Current Reports on Form 8-K.  Information regarding Park Sterling’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 13, 2017, and certain of its Current Reports on Form 8-K.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.  Free copies of this document may be obtained as described in the preceding paragraph.